Exhibit 99.1

Union Pacific Releases First ‘We Are One’ Human Capital Report

FOR IMMEDIATE RELEASE

OMAHA, Neb., Feb. 10, 2022 – Union Pacific Railroad made strong strides in 2021 toward its goal of creating a more diverse and inclusive workforce and providing a world-class employee experience. These wins and more are highlighted in the railroad’s first comprehensive “We Are One” Human Capital Report published today at UP.com.

“This inaugural report celebrates the milestones our employees achieved in 2021 and raises awareness about the steps we’re taking to not only deliver an industry-leading customer experience, but also a world-class employee experience,” said Beth Whited, executive vice president – Sustainability and Strategy. “Our goal is to help all employees grow personally and professionally, providing them fulfilling careers.”

Key highlights from the “We Are One” report include:

●	Diversity, Equity and Inclusion (DE&I) Initiatives:
o	Nearly 50% of Union Pacific’s new hires were people of color and 13% were female.
o	Fifty percent of Union Pacific's Board of Directors was comprised of diverse individuals.
o	Management promotions included 30% people of color and 20% female.
o	Approximately 2,500 employees are ERG members, representing a nearly 40% increase.
o	More than 20% of Union Pacific’s executives participated in DE&I Listening Sessions as panelists, sharing their experiences.
●	Award-winning Programs:
o	Union Pacific earned a spot on the Noteworthy List of the Top 50 Companies for Diversity by Diversity Inc.
o	Union Pacific was named a 2022 “Best Places to Work for LGBTQ+ Equality,” earning a 100% rating from the Human Rights Campaign Foundation’s Corporate Equality Index.
o	Latina Style recognized Union Pacific among its Top 15 Employee Resource Groups of the Year for 2021.
●	Recruiting:
o	Despite pandemic-related challenges, the Recruiting team remained agile and conducted 472 virtual career fairs since 2020 to connect with potential employees.
o	Nearly 200 year-round, summer and hybrid interns were employed, and 80% of eligible senior collegiate interns were offered a full-time position.
o	The Second Chance hiring program was launched, providing opportunities for individuals who were formerly incarcerated a fair chance at employment.

Union Pacific’s comprehensive ESG strategy – Building a Sustainable Future 2030 – focuses on four specific areas: Investing in Our Workforce; Driving Sustainable Solutions; Championing Environmental Stewardship; and Strengthening Our Communities.

Investing in Our Workforce means helping all employees develop personal and professional skill sets while building a more diverse and inclusive culture that better reflects the communities where they live and work. Union Pacific set aggressive DE&I goals to increase its people of color population from 29.4% to 40% and double its female population to 11% by 2030.

“To achieve our goals, we’ve taken action – launching virtual career fairs, creating strategic recruiting partnerships and promoting internship opportunities,” said Tonya Eggspuehler, assistant vice president-Talent Management, Workforce Resources. “We’re also focusing internally to ensure we’re retaining our current talent by reimagining e-learning and training programs, increasing employee engagement initiatives and re-examining our benefit offerings.”

Learn more about Union Pacific’s team, human capital goals, corporate strategy, and policies and programs in the 2021 “We Are One” report.

ABOUT UNION PACIFIC

Union Pacific (NYSE: UNP) delivers the goods families and businesses use every day with safe, reliable and efficient service. Operating in 23 western states, the company connects its customers and communities to the global economy. Trains are the most environmentally responsible way to move freight, helping Union Pacific protect future generations. More information about Union Pacific is available at www.up.com.

Union Pacific Media Contact: Kristen South at 402-544-3435 or kmsouth@up.com

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